INTERWEST MEDICAL CORPORATION
3221 Hulen Street, Suite C
Fort Worth, TX 76107
(817) 731-2743

INFORMATION STATEMENT PURSUANT TO
SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER
AND SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 13E-3 THEREUNDER

Annual Meeting

     This Information Statement is being furnished to the shareholders of InterWest Medical Corporation (“Company”) in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held in the Company’s offices, 3221 Hulen Street, Suite C, Fort Worth, Texas 76107 at 10:00 a.m. on Friday, February 25, 2005. Only holders of record of the Company’s Common Stock at the close of business on January 14, 2005 will be entitled to vote at the Annual Meeting. This Information Statement is being mailed on approximately February 4, 2005. At the Annual Meeting, the Shareholders will be asked to consider and vote upon: (1) a Proposal to elect 1 nominee as director of the Company to serve until the next annual meeting of Shareholders of the Company; (2) a Proposal to adopt a Plan To Terminate Registration under the Securities Act of 1934 (the “Plan To Terminate Registration”); and (3) a Proposal to amend the Company’s Articles of Incorporation in order to effect a reverse split of the Company’s Common Stock. The Board of Directors has approved these proposals and declared their advisability and presents them to the shareholders for their consideration. The Company suggests that each shareholder make his or her determination as to how to vote in regard to the proposals. The Company does not recommend that shareholders vote for, against or abstain in regard to any proposal. This Information Statement does not constitute a recommendation to any shareholder as to how to vote, if at all, in connection with any proposal.

     Only 1 copy of the Information Statement is being delivered to 2 or more security holders who share an address, unless the Company has received contrary instructions from 1 or more of the security holders. Upon written or oral request, the Company will deliver a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the Information Statement was delivered. The Company can be notified in this regard at the address and phone number above. Security holders sharing an address may request delivery of a single copy of annual reports and proxy statements by notifying the Company at the address and phone number above.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     THE FACT THAT THIS INFORMATION STATEMENT HAS BEEN FILED WITH OR EXAMINED BY THE SECURITIES EXCHANGE COMMISSION DOES NOT MEAN THAT SUCH MATERIAL IS ACCURATE OR COMPLETE OR NOT FALSE OR MISLEADING, OR THAT THE COMMISSION HAS PASSED UPON THE MERITS OF OR APPROVED ANY STATEMENT CONTAINED HEREIN OR ANY MATTER TO BE ACTED UPON BY THE SHAREHOLDERS. NO REPRESENTATION TO THE CONTRARY IS MADE.

Who is Entitled to Vote; Other Voting Matters

     Shareholders of record of the Company’s, $0.001 par value per share, common stock (“Common Stock”) as of the close of business on January 14, 2005 (“Record Date’) will be entitled to vote at the Annual Meeting. At the close of business on that day, 20,000,000 shares of Common Stock were outstanding. Since the Company is not soliciting proxies, shareholders must be present at the meeting either in person or by proxy in order to vote shares held by them. Holders of Common Stock are entitled to one vote per share on each matter presented the Annual Meeting. Shares of Common Stock may be voted in person or by proxy. The presence, either in person or by proxy, of holders of shares representing 10% of the outstanding Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Shareholders do not have cumulative voting rights with respect to the election of directors.

     The Company has been advised that the directors, officers and Affiliates of the Company representing 37.2% of the issued and outstanding Common Stock intend to vote FOR the nominee for director and FOR each of the other proposals described in this Information Statement. All those directors, officers and Affiliates of the Company will have an interest in the election of director. There is no agreement between any of Mr. Gilbert, Mrs. Gilbert and Reche Canyon Convalescent Center, Inc. (“Reche Canyon”) as to the voting of their shares, however, Mr. Gilbert is the sole director of Reche Canyon and may vote its 284,793 shares and has advised the Company he will vote Reche Canyon’s, as well as his own and those of Arch B. Gilbert, A Professional Corporation, shares in favor of all 3 proposals. Mrs. Gilbert has advised the Company she will vote her shares in favor of all 3 proposals. As used in the document, the term Affiliate(s) refers to Arch B. Gilbert, Reche Canyon and Jo Anne Gilbert, who owns over 10% of the Company’s outstanding stock.

SUMMARY TERM SHEET

1. Please see The Plan To Terminate Registration, Exhibit “A” hereto. A summary of the terms are:

a)...	The Plan to Terminate Registration proposes that the Company’s Common Stock be reverse split on the basis of 1 share for 5,000 shares. See “Plan To Terminate Registration – SPECIAL FACTORS.”

b)...	The purpose of the reverse stock is to reduce the number of shareholders to fewer than 500 in order that the Company may terminate its registration under the 1934 Act. See “Plan To Terminate Registration – SPECIAL FACTORS.”

c)...	The shareholders of the Company will vote on the Plan To Terminate Registration at the Annual Meeting. See “Annual Meeting.”

d)...	The Company will notify the shareholders by mail within 10 days of the Annual Meeting as to the results of the shareholders’ meeting.

e)...	If the Plan To Terminate Registration is approved, the Company will amend its Articles of Incorporation in order to change the authorized capital from 50,000,000 shares of Common Stock, $.001 par value (“Old Shares”), to 10,000 shares of Common Stock, $5.00 par value each (“New Shares”). See “Plan To Terminate Registration – SPECIAL FACTORS.”

f)...	Shareholders owning beneficially fewer than 5,000 shares will have no further stock ownership in the Company and they will be paid for their shares on the basis of $.10 per share for their Old Shares. See “Plan To Terminate Registration – SPECIAL FACTORS.”

g)...	Shareholders owning at least 5,000 shares of Old Shares will receive 1 share of New Shares for each 5,000 shares owned and will be paid for any resulting fractional shares on the basis of $.10 per Old Share not converted into New Shares. See “Plan To Terminate Registration – SPECIAL FACTORS.”

h)...	Non-affiliated shareholders owning 5,000 or more Old Shares may elect to sell all of their Old Shares to the Company at a price of $.10 per share, rather than receiving New Shares in return for their Old Shares.

i)...	Non-affiliated shareholders who do not wish to receive the price of $0.10 for their Old Shares may elect to exercise their appraisal rights granted to them under the Plan To Terminate Registration. See “Appraisal Rights – SPECIAL FACTORS.”

j)...	The reverse split should result in the Company having fewer than 500 shareholders, and the Company will promptly file a Form 15 with the SEC in order to deregister under the 1934 Act, and it will operate as a non-reporting company.

shares of Common Stock, $5.00 par value each (“New Shares”). See “Plan To Terminate Registration – SPECIAL FACTORS.”

f)...	Shareholders owning fewer than 5,000 shares will have no further stock ownership in the Company and they will be paid for their fractional shares on the basis of $.10 per share of Old Shares. See “Plan To Terminate Registration – SPECIAL FACTORS.”

g)...	Shareholders owning at least 5,000 shares of Old Shares will receive 1 share of New Shares for each 5,000 shares owned and will be paid for any resulting fractional shares on the basis of $.10 per Old Share not converted into New Shares. See “Plan To Terminate Registration – SPECIAL FACTORS.”

h)...	Non-affiliated shareholders owning 5,000 or more Old Shares may elect to sell all of their Old Shares to the Company at a price of $.10 per share, rather than receiving New Shares in return for their Old Shares.

i)...	Non-affiliated shareholders who do not wish to receive the price of $0.10 for their Old Shares may elect to exercise their appraisal rights under Oklahoma law. See “Appraisal Rights – SPECIAL FACTORS.”

j)...	If the reverse split results in the Company having fewer than 500 shareholders, it will promptly file a Form 15 with the SEC in order to deregister under the 1934 Act, and it will operate as a non-reporting company.

SPECIAL FACTORS

Reasons For Plan To Terminate Registration

     The Company is of the view that there are several valid reasons for the proposal to terminate registration, including the following.

     In response to Enron Corporation and similar scandals, Congress passed the Sarbanes-Oxley Act of 2002 (H.R. 3763). The Act was signed by President Bush on July 30, 2002. The Act sets standards for a number of financial reporting, disclosure and accounting measures. Section 404 of the Act requires an auditor to attest to the adequacy of a company’s internal control system. Internal control refers to the way a company tracks inventory and accounts for payables, handles cash and separates duties. The Act establishes a new regulatory body for accountants who audit public companies, increases criminal penalties for violations of securities and related laws, requires corporate officers to certify as to certain matters, and imposes far-reaching requirements on public companies, their officers and directors. The Act generally applies to all companies that are required under Sections 12 or 15(d) of the Securities Exchange Act of 1934 (“1934 Act”) to file periodic reports with the Securities and Exchange Commission. The Act applies to all such companies, regardless of size, even to a company as small as ours.

     An article entitled Three More Companies Disclose Intentions To Delist, Go Private published in Compliance Week, July 7, 2004, reported that a recent study by Grant Thornton noted that privatization transaction announcements had increased 30% during the 16 months following the enactment of the Sarbanes Oxley Act, in comparison to the 16-month period preceding the Act’s initiation.

     An article written by Bill Deener, Staff Writer, entitled Privacy, please – More companies exit public trading, calling Sarbanes-Oxley onerous, appeared on the first page of the business section of the December 5, 2004 edition of the Dallas Morning News. The article states that since Sarbanes-Oxley, for companies with less than $1 billion in revenue, the average annual cost of being public has increased to $2.9 million from $1.2 million, based on estimated 2003 costs. The statement appears to be based on a recent survey of 115 publicly traded companies made by the law firm of Foley & Lardner of Chicago and the article attributes the statements to Thomas Hartman, a securities lawyer at Foley and Lardner. The Company is unable to otherwise verify the scope of the survey. The December 20, 2004 issue of Compliance Week in an article by Ms. Sayther, Compliance With Section 404 Costing More Than Expected, reports that a recent study by Financial Executives International indicates that the costs of compliance with Section 404 is costing companies 60% more than previously anticipated, and that audit fees were expected to increase by an average of 35% in order to cover required Section 404 alternatives.

     The Company’s auditors have advised the Company that they expect the Company’s annual costs of compliance with Sarbanes Oxley to range from $300,000.00 to $500,000.00, but because of reported increasing costs the Company is uncertain what such costs might actually be.

     The Company makes no representation as to such costs because it has no experience with Section 404 compliance matters.

     The Company has concluded that compliance with such Act would be extremely expensive and burdensome. Because of its small size and lack of executive staff, the Company’s compliance with the Act is made more difficult, if possible at all.

     The Company does not presently enjoy the benefits normally associated with a public company. “Penny stocks” have been the subject of special legislative and regulatory requirements. The Common Stock does not appeal to brokerage firms that are often reluctant to recommend “penny stocks” to their clients. Small brokerage firms that previously sold and sponsored “penny stocks” have been reduced in number as a result of increased regulatory activity on the part of the N.A.S.D., S.E.C. and state blue sky authorities. Investors may also be dissuaded from purchasing “penny stocks” because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of “penny stocks.” Also, investment funds are reluctant to invest in “penny stocks.” The existing public market for the Common Stock does not provide significant liquidity. Presently, the bid and asked prices quoted by market makers are limited to 5,000 shares with a normal monetary value ranging in the order of $500 to $1,000.

     The costs of being a public company have increased significantly over the past 20 years, attributable in large measure by increased accounting and legal costs brought about by increased government regulation and requirements. An article appearing in the December, 2004 issue of the Dallas Morning News newspaper reported that the costs of being a public company are approximately $1,200,000.00. The Company estimates that its costs of being a public company are $200,000.00 annually. Mr. Gilbert provides services to the Company in regard to reporting requirements under the 1934 Act, such as preparation of Form 10-K’s, Form 10-Q’s for the first three fiscal quarters, Form 8-K’s, proxy statements and shareholder reports under Section 16 of the 1934 Act. The Company estimates that if it were no longer a reporting company average annual legal costs would be reduced by $100,000.00. The Company also estimates that its accounting and auditing fees would be reduced by $25,000.00 if it were no longer a reporting company. Its operations have been affected by the expenditure of these costs to the extent of such costs. The difference in the Company’s estimates of costs of being public likely result because the Company has not incurred costs other companies have incurred, such as cost of shareholder relations, analyst meetings, public relations, mailing of quarterly reports, and directors and officers insurance.

     December 20, 2004 Compliance Week, in an article entitled Director Survey: Price of Regulatory Compliance, reported that the percentage of directors declining to serve on a board has more than doubled since the passage of Sarbanes Oxley, from 13% to 29% in 2004. Compliance Week, November 30, 2004, in an article by the same name, reported that a recent survey of Fortune 500 companies showed more directors are declining to serve on boards, either because of time commitment or reluctance to assume so much responsibility. The Company has recently approached 4 persons about becoming directors. They have each refused to serve while the Company is public and subject to the 1934 Act.. An accounting firm that does routine book keeping and accounting work for the Company has refused to work on SEC matters for the Company because of lack of insurance coverage for such work, costs of insurance coverage for such work, unfamiliarity with SEC rules and regulations, and risk of litigation.

     In the Company’s opinion, the fact that it is a public reporting company is a serious determent to its ability to attract capable directors and receive some financial services at affordable rates. It is of the view that deregistering under the 1934 Act will help in this regard.

     The Company has only 1 employee. Mr. Gilbert is the sole director, President, Secretary and Treasurer. It has no clerical or administrative staff. It is the view that it does not have the staff or financial resources of satisfactorily meeting its responsibilities as a public reporting company. It also believes that its operations should best be continued as an unregistered company, thus avoiding the significant costs and management distraction of remaining a registered public company.

     Copies of the above described newspaper article and issues of Compliance Week will be sent to shareholders upon request.

     Accordingly, the Board has concluded that the best course of action is to delist under the 1934 Act so that the Company would no longer be a reporting Company. Under the 1934 Act and Rules thereunder, only companies with fewer than 500 shareholders may delist. The Plan to Terminate Registration is intended to achieve this result. The purpose of the reverse split is not to eliminate all non-affiliated shareholders, but, rather, is to reduce the number of shareholders to fewer than 500 in order that the Company may deregister under the 1934 Act and no longer be subject to the Sarbanes Oxley Act.

     The Company considered briefly the possibility of attempting to sell its nursing home to a third party and liquidating the Company. It has not listed the facility for sale. It ultimately did not pursue this alternative because the Company concluded: (1) market conditions are not favorable for such a sale; (2) shopping the Company would adversely affect its employee relations and its existing relationships with hospitals, HMO’s and insurance companies that refer patients to the facility; and (3) it would result in terminating the ownership position of all the Company’s shareholders, as opposed to only those owning fewer than 5,000 shares. The Company considered a tender offer to its shareholders, but concluded that a tender offer was less certain and lacked finality and would likely result in a “mop-up” transaction if the Company still had 500 or more shareholders. All “going private” transactions present certain distinct disadvantages to corporations and their shareholders. On balance, the Company concluded a reverse stock split is the most economical and direct method of achieving non-reporting status for the Company.

     One of the principal advantages of a reverse split over other methods of “going private” is the certainty and finality lacking in a tender offer. Accordingly, the Company believes that the Plan will result in the Company having fewer than 500 shareholders and will be in a position to terminate its registration under the 1934 Act. The Company believes that, unlike a tender offer situation, it will not have to resurrect the transaction at a later time or follow it up with another “mop up” transaction. No assurance can be given in this regard.

Plan To Terminate Registration

     The Board of Directors has approved The Plan to Terminate Registration. A copy of the Plan to Terminate Registration is attached hereto as Exhibit “A.” To be eligible to terminate such registration, the Company must have fewer than 500 shareholders. In order to accomplish reduction in the number of Shareholders to fewer than 500, the Plan to Terminate Registration provides for a reverse split of the Company’s Common Stock on the basis of 1 share of Common Stock, $5.00 par value each (“New Shares”), for each 5,000 shares of Common Stock, $0.001 par value each (“Old Shares”), presently outstanding. The Plan to Terminate Registration accomplishes this objective by providing for the amendment of the Company’s Articles of Incorporation in order to change the authorized capital stock from 50,000,000 shares, $0.001 par value each, to 10,000 shares, $5.00 par value each. Fractional shares will not be issued as a result of the reverse split, and any resulting fractional shares will be cancelled and the Shareholders will be reimbursed by the Company on the basis of the share price of $0.10 per Old Share. Shareholders owning fewer than 5,000 shares will no longer be a shareholder of the Company. It is expected that shareholders presently owning fewer than 5,000 Old Shares are of a number that when they cease to be shareholders of the Company, the Company will have fewer than 500 shareholders. Any resulting fractional New Shares will be purchased from any officer, director or Affiliate of the Company on the same basis as other shareholders. All shareholders will be treated similarly in this regard. Please see the Plan To Terminate Registration attached as Exhibit “A” for complete details of such proposal. The Company plans to use its own funds, including those that may be advanced to it by Reche Canyon, to purchase fractional New Shares.

     If the Plan to Terminate Registration is adopted by the Shareholders, New Shares will have the same corporate rights as the Old Shares. Each shall be entitled to 1 per share vote on all matters. Dividends shall be declared and paid only out of funds legally available therefor. Each may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Each shall not be entitled to cumulative voting. No shareholder is or shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms at it in its discretion shall deem advisable. The capital stock, after the amount of the subscription price or par value, has been paid in, is not and shall not be subject to assessment to pay the debts of the corporation.

     The Plan proposes to redeem all shares of the Company’s Old Shares owned by shareholders owning fewer than 5,000 Old Shares at a Share Price of $0.10 per Old Share. Such shareholders may (1) accept the Share Price; or (2) exercise their appraisal rights the Company has committed to afford all non-affiliated shareholders. Thus, such shareholders will not be able to participate in future profits of the Company, if any, or the benefits of any tax loss carry forwards and will not participate in future losses of the Company, if any, should its future operations be unprofitable. The Company has a net operating loss carry forward of approximately ($85,000) due to expire in 2021 and a capital loss carry forward of approximately ($2,574,000) ultimately expiring in 2008. The Company fully expects to utilize net operating loss carry forwards in subsequent years of positive net income, in the event time restrictions have not expired through 2021. The Company understands that the ability to utilize capital loss carry forwards, which expire in 2008, is dependent on the availability of future capital gains, which the Company expects to utilize should they become available.

     The Plan provides that non-affiliated shareholders owning 5,000 or more Old Shares may continue as a shareholder of the Company to the extent that their existing Old Shares are converted into New Shares on the basis of 1 New Share for 5,000 Old Shares. Such non-affiliated shareholders may also accept the Share Price of $0.10 per share of Old Shares for their Old Shares if such a shareholder so elects. Also, such non-affiliated shareholders may exercise their appraisal rights the Company has committed to afford all non-affiliated shareholders. To the extent such shareholders elect either to accept the Share Price for their Old Shares or exercise their appraisal rights they will no longer participate in the Company’s future operations and, thus, would not participate in the future profits of the Company, if any, or the benefits of any tax loss carry forward, and would not participate in future losses of the Company, if any. To the extent a non-affiliated shareholder receives New Shares, he will be a shareholder in a non-reporting Company, his proportion of ownership in the enterprise will be reduced by the extent of his fractional shares that are not converted into New Shares and will be increased to the extent shares of other shareholders are redeemed. It is expected that the total book value of the New Shares will be reduced because the Share Price paid for Old Shares is greater than the book value of the Old Shares. An accurate calculation of book value of New Shares cannot be made because of the uncertainty as to the number of shares that may be redeemed.

     The Plan treats Affiliates the same as non-affiliated shareholders owning 5,000 Old Shares or more, except that Affiliates must accept the Share Price for only their fractional shares. They are not afforded appraisal rights or the right to sell all their shares to the Company at $0.10 per Old Share. Affiliated shareholders will continue as a shareholder of the Company to the extent that their Old Shares are converted into New Shares on the basis of 1 New Share for 5,000 Old Shares. Resulting fractional shares will be redeemed at the Share Price. To the extent Affiliates receive New Shares they will be shareholders in a non-reporting Company, their proportion of ownership in the enterprise will be reduced by the extent of their fractional shares that are not converted into New Shares and will be increased to the extent shares of other shareholders are redeemed. It is expected that the total book value of the New Shares will be reduced because the Share Price is greater than the book value of the Old Shares. An accurate calculation of book value of New Shares cannot be made because of the uncertainty as to the number of shares that may be redeemed. The reverse stock split confers no special benefit on Affiliated shareholders in regard to their interest in new book value and net earnings of the issuer in terms of dollar amounts and percentages. In regard to such matters, Affiliated shareholders are treated the same as non-affiliated shareholders who own 5,000 Old Shares or more.

     The Plan is intended to result in the Company being a non-reporting company having fewer than 500 shareholders and no longer being subject to the 1934 Act or the Sarbanes Oxley Act. Its liquid assets will be reduced to the extent they are used to redeem shares.

     To be eligible to terminate such registration, the Company must have fewer than 500 shareholders and less than $10 million of total assets at the end of the Company’s last three fiscal years. At the end of its fiscal years ending December 31, 2002 and 2003, the Company’s total assets were $8,230,816 and $8,344,031 respectively. The Company has not prepared its final financial statements for the year ending December 31, 2004, but its preliminary financial statements reflect that total assets at the end of such year will be less than $10 million. If the Company’s estimate of its total asset at December 31, 2004 is inaccurate and such total assets are at least $10 million, the Company will not be able to complete the termination of its registration under the 1934 Act and will not file Form 15 with the Commission. In such event, the proposed reverse stock split will not become effective even if proposals 2 and 3 are approved by shareholders owning a majority of the outstanding common shares.

     If the Plan to Terminate Registration is adopted, the company plans to furnish information of a nature that would allow for secondary market trading of the Company’s shares. Because of a reduction in the number of shareholders and outstanding shares, a public market may no longer exist.. The marketability of the Company’s shares may be reduced and perhaps any market for such shares will be on a private basis. The Company has no information on which to form an opinion as to the existence or extent of a public or private market for such shares, and, therefore makes no representation in this regard.

     The Plan To Terminate Registration is proposed at this time because the Company becomes subject to Section 404 of the Sarbanes Oxley Act as of July 1, 2005. It requires an auditor to attest to the adequacy of a company’s internal control system. Internal control refers to the way a company tracks inventory and accounts payables, handles cash and separates duties. Previously, only the company’s financial statements had to be audited, but under the Sarbanes Oxley Act a second report is required on the adequacy of internal controls. In order to be able to comply with these new requirements the Company estimates that Reche Canyon would be required to hire 2 new employees. The Company estimates that the cost of an internal control audit would be approximately $250,000. No assurance is given as to the accuracy of this estimate. Except for prospect that the Plan To Terminate Registration will be approved, the Company would need to commence its efforts to conduct an internal control audit promptly to be able to comply with the requirements of Sarbanes Oxley.

     In the event that the proposed reverse split does not result in the Company having fewer than 500 shareholders, which is not expected, it may decide to propose another reverse split in order to accomplish this objective. The Company is unable to estimate accurately the time that may be required to comply with regulatory filings and desires to commence its efforts to deregister before it is required to expend great effort and substantial sums in order to comply with Section 404 of the Sarbanes Oxley Act.

     The 1934 Act regulates trading of outstanding securities. Section 12 of the 1934 Act requires Companies, such as the Company, to register under such Act. Section 13 of the 1934 Act provides that every issuer registered under such act is required to file periodic and other reports with the SEC in order to keep information in registration statements current. An annual report is to be filed by issuers. This form is due after the end of each fiscal year. Issuers are also required to file quarterly reports on Form 10-Q within 45 days after the end of each of the first 3 fiscal quarters of each fiscal year. Current reports on Form 8-K are required for mandatory disclosure of the occurrence of one or more specified situations or events.

     Section 14 of the 1934 Act provides rules for the solicitation of proxies in regard to shareholder meetings for companies registered under the 1934 Act, and provides for furnishing detailed information to shareholders. It also contains rules for the furnishing of information to shareholders substantially equivalent to the information that would be required in a proxy statement in case proxies are not solicited. It also contains rules for tender offers to shareholders that are made by the owners of 5% or more of a class of securities.

     Section 16 of the 1934 Act requires directors, officers and principal stockholders to file statements with the SEC pertaining to their ownership, change in ownership, purchases and sales of the Company’s stock. It also provides if an officer, director or principal stockholder realizes any profit from any purchase and sale, or any sale and purchase from the equity security of a Company registered under the 1934 Act within any period of less than 6 months, shall inure to and be recoverable by the issuer.

     If the Company deregisters under the 1934 Act, the shareholders will not have the benefits and protections provided by the 1934 Act above described.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If the Company’s Stockholders approve the proposed amendment, the Company will file a Certificate of Amendment with the Secretary of State of the State of Oklahoma. The reverse stock split will become effective at the time specified in the Amendment (“Effective Date”), which will most likely be the date of filing of the Amendment.

     Within 10 days after the Effective Date, stockholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent will act as the transfer agent for the Company up until the Effective Date. Holders of Old Shares will be asked to surrender to the Company certificates representing the Old Shares in exchange certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company will send to its shareholders. No new certificates will be issued and no payments for fractional shares will be made to a shareholder until such stockholder has surrendered such outstanding stock certificates representing Old Shares, together with a properly completed executed letter of transmittal, to the Company.

     STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of the material federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New

Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, stockholder who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Share surrendered in the reverse stock split.

     Interwest’s view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Appraisal Rights

     Under Oklahoma law, no appraisal rights are available to dissenting shareholders in regard to the Certificate of Amendment or to the proposed reverse stock split. Nevertheless, the Company has voluntarily committed to grant the right to all non-affiliated shareholders to sell their shares to the Company, including fractional shares, under the Oklahoma appraisal statute. The Company has not established a limit to the number of shareholders who can exercise appraisal rights before the board refrains from going forward with the reverse stock split. A copy of the Oklahoma appraisal statute is attached as Exhibit “B.”

     Oklahoma’s corporate appraisal statute provides:

a)	20 days prior to the Annual Meeting of shareholders the Company is required to notify each of the non-affiliated shareholders that appraisal rights are available for shares held by them.

b)	The notice of the Annual Meeting must include a copy of the Oklahoma appraisal statute.

c)	In order to be entitled to exercise appraisal rights, the shareholder must hold shares of stock on the date of his written demand for appraisal and continuously hold the shares through the effective date of the Amendment of the Articles of Incorporation, and not vote in favor of such amendment or consent thereto.

d)	Each shareholder electing to demand the appraisal of the shares of the shareholder (“Dissenting Shareholder”) must deliver to the Company, before the taking of the vote on the proposed Amendment To The Articles of Incorporation and The Plan To Terminate, a written demand for appraisal of the shares of the shareholder.

e)	Within 10 days after the effective date of the Amendment of the Company’s Articles of Incorporation the Company must notify each of the shareholders who has complied with the appraisal statute and has not voted for or consented to such amendment.

f)	Within 120 days after the effective date of the Amendment, the Dissenting Shareholder may file a petition in district court demanding a determination of the value of the stock of all Dissenting Shareholders.

g)	Within 120 days after the effective date of the Amendment, any Dissenting Shareholder shall be entitled to receive from the Company a statement as to the total number of Dissenting Shareholders and the aggregate number of shares held by them.

h)	The Company shall mail the statement described in paragraph (g) within 10 days after the shareholder’s written request for a statement is received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

i)	Within 20 days of service, the Company must file, in the office of the court clerk of the district court in which the petition was filed, a verified list containing the names and addresses of all Dissenting Shareholders with whom agreements regarding the value of their shares have not been reached by the Company.

j)	At the hearing on the petition, the court shall determine the shareholders who have become entitled to appraisal rights, and shall then appraise the shares, determining their fair value, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

k)	The court shall direct the payment of the fair value of the shares, together with interest, if any, to the Dissenting Shareholders entitled thereto.

l)	The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable.

m)	The court may order expenses incurred by any shareholder in connection with the appraisal proceeding, including attorney fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to an appraisal.

n)	From and after the date of the Amendment, no Dissenting Shareholder who has demanded appraisal rights, shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of a record date which is prior to the date of the Amendment.

     THE GRANTING OF APPRAISAL RIGHTS DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE IN CONNECTION WITH ANY PROPOSAL OR WHETHER TO EXERCISE APPRAISAL RIGHTS UNDER OKLAHOMA LAW. THE COMPANY DOES NOT RECOMMEND THAT ANY SHAREHOLDER VOTE FOR, AGAINST OR ABSTAIN IN CONNECTION WITH ANY PROPOSAL.

Reports, Opinions, Appraisals and Certain Negotiations.

     The Company has received an appraisal (“Appraisal”) from an outside party as to its opinion as to the fair value of the Company’s stock. The Company retained the firm of Hecht-Ratliff & Company, Inc. (“Appraiser”), of Fort Worth, Texas to prepare such appraisal (“Appraisal”). Mr. David C. Hecht was the consultant who prepared this Appraisal. He is a graduate from The University of Texas at Austin, is a certified public accountant, has 300 hours of continuing professional education courses in valuation issues, is accredited in business valuations by the American Institute of Certified Public Accountants, received a Certificate of Educational Achievement Award in business valuations from AICPA, received a Certificate of Educational Achievement Award in advance business valuations from AICPA, and has a masters in business administration from The University of Texas at Arlington. The Company selected Mr. Hecht as a result of recommendations the Company received from several attorneys and accountants in Fort Worth that had used Mr. Hecht for performing similar services. There is no material relationship that has existed during the past two years between the Company and this firm or is mutually understood to be contemplated. The firm charged the Company for its services in preparing the Appraisal its normal billing rate and the charges were $4,500.00. The Company did not determine the fair value of the Company’s stock in connection with the Appraisal. The Appraiser determined fair value on its own accord. The Company did not furnish Hecht-Ratliff with any instructions except to prepare its independent valuation and Appraisal and the Company imposed no limitation on such firm in connection with the scope of its investigation. A copy of the Appraisal will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing.

     The Report considered industry and economic factors and a financial review of the Company, including balance sheets, income statements, comparative analysis with other companies in the industry, valuation methods such as asset approach, market data approach, dividend paying capacity, income approach and discounts for lack of marketability and a minority interest discount. The report concluded that shares had a fair value on December 15, 2004 of $0.08 per share, that a 15% discount for lack of marketability should be applied, resulting in a fair price of $0.068 per share.

Fair Value – Share Value.

     The Company and all of its Affiliates believe the fair value of the Company’s stock is $0.068 per share. The net book value for such stock as of September 30, 2004 was $0.072 per share. The Company and its Affiliates consider this to be an important factor in such determination because its value is precise. An analysis of the Company’s earnings history indicates a nominal value for the shares in view of the fact that for fiscal years 2001, 2002 and 2003 the earnings averaged a deficit of ($737,404.00) annually. In the past 10 years the Company has not made estimates of its future earnings for lenders, analysts or shareholders. Estimates of future earnings were, therefore, not considered because they were viewed to be too erratic and unpredictable to be of any reasonable accuracy. As of December 17, 2004, the bid price for the stock was $0.15 per share. The average low and high bid prices for the stock by quarters for 2002 were $0.065 and $0.096, for 2003 they were $0.043 and $0.10, and for the first 3 quarters of 2004 were $0.107 and $0.20. The Company discounted these prices in determining fair value because of the illiquidity of the market for the Company’s stock. The Company estimates that its going concern and liquidation value, to be approximately the same as book value, or $0.072 per share. The Appraisal values the stock at $0.068 per share. The Company and its Affiliates relied heavily on the Appraisal in arriving at fair value because the Appraiser has more experience and training than the Company in such matters. The Appraisal is thorough, reasonable and examines all relevant data in reaching its conclusion.

     In recognition that valuation is not a precise matter and in an effort to better assure fairness of the transaction to non-affiliated shareholder, the Company has committed to set the

Share Price to be paid to shareholders at a 47% premium to fair value, resulting in a Share Price of $0.10 per share. This premium was arrived at arbitrarily.

Fairness of The Transaction

     On May 2, 2004, the Company wrote each of its shareholders to inform them that the Company was considering a reverse split ranging up to 1 share for 7,500 shares in order to terminate its registration under the 1934 Act. The Company was motivated in large measure to keep its shareholders advised and to give all shareholders a period of time in which to sell their shares should they choose to do so. The Company received no objection from any shareholder, as to the proposal, either written or oral.

     The Company and each Affiliate has diligently analyzed the shareholder records in order to determine a proposed reverse split rate that will safely achieve its objectives. The proposed reverse stock split rate will accomplish this and result in the Company having fewer than 500 Shareholders.

     The shareholders holding 5,000 shares or more of the Company’s stock will continue to own an interest in the Company in the same proportion, except to the extent of fractional shares, unless they decide to exercise their appraisal rights or choose to sell their shares to the Company.

     In determining the fairness of the transaction the Company and each Affiliate considered carefully what it considers to be of substantial importance to the Company in regard to future corporate savings resulting from deregistering under the Act. Please see “Reasons For Plan To Terminate Registration – SPECIAL FACTORS.” The Company and each Affiliate also considered the adverse effect on shareholders whose shares may be redeemed in whole or in part. In making this determination, the Company also considered carefully the effect on non-affiliated shareholders. In balancing the various factors, the Company concluded that the reverse split should be proposed to the shareholders, that the reverse split impact the fewest number of shareholders practical, and that dissenting shareholders should be compensated fairly by use of an independent appraisal, the granting of appraisal rights not otherwise provided and granting shareholders the right to sell all of their shares to the Company. The Company and all Affiliates reasonably believe that the Plan To Terminate Registration is fair to non-affiliated shareholders from both a substantive and procedural standpoint.

Procedural Fairness of the Transaction.

     As previously stated, Oklahoma law does not provide for appraisal rights in regard to reverse splits. In order to assure fairness to all non-affiliated shareholders, in addition to those who would receive only fractional shares, the Company has voluntarily committed to grant all non-affiliated shareholders appraisal rights under the Oklahoma appraisal statute as to their total shareholdings, and to grant such shareholder the right to sell all of their shares to the Company at the Share Price of $0.10 per Old Share.

     The Plan To Terminate Registration does not require approval of at least a majority of unaffiliated security holders. The Company did not retain an unaffiliated representative to act solely on behalf of nonaffiliated security holders for purposes of negotiating the terms of the proposal and/or preparing a report concerning the fairness of the transaction. Since Mr. Gilbert is the sole director of the Company and also an employee, the transaction was not approved by a majority of directors who are not employees of the Company. The Company has made no special provision in addition to Oklahoma law to grant nonaffiliated security holders access to the Company’s corporate records or to obtain counsel or appraisal services at the Company’s expense.

     The Company and all of the Affiliates reasonably believe that the Plan To Terminate Registration is fair to unaffiliated shareholders because: (1) the Plan is in the Company’s best interest for the reasons set forth in “SPECIAL FACTORS- Reason For Plan To Terminate Registration; (2) the Plan complies with the requirements of the Oklahoma General Corporation Act; (3) the Company has taken appropriate steps to arrive at fair value of the Shares; (4) the Company has committed to grant appraisal rights to all non-affiliated shareholder; (5) and the Company has granted non-affiliated shareholders the right to sell all of their shares to the Company at the Share Price. The Company and the Affiliates did not assign a weight to each of the above-described factors. The Plan does not provide that it must be approved by a majority of the shares held by non-affiliated shareholders because the Company is of the view that: (1) such a requirement would be in violation of Oklahoma Generation Corporation Act because it provides that if a majority of the outstanding shares vote in favor of a proposed amendment to its articles of incorporation, a certificate setting forth the amendment shall (emphasis added) be executed, acknowledged and filed and shall become effective; additionally it provides that in those cases where the number of shares or par value is changed, the stock so affected will vote as a class; class, however, this view is not based on an opinion of an attorney currently authorized to practice law in Oklahoma; (2) such a requirement would violate the Company’s bylaws because they provide that all outstanding shares will have the same rights, privileges and powers and such a proposal would treat stock held by non-affiliates differently from that held by affiliates; (3) historically corporate elections have been determined by a majority vote of shares of all shareholders entitled to vote; (4) recent meetings of the Company’s shareholders have not resulted in the voting of a significant percentage of shares held by nonaffiliated shareholders; (5) the Oklahoma General Corporation Act does not impose such a requirement; and (6) altering the normal rules of corporate democracy and Oklahoma corporate law would prejudice the shareholder rights of the shareholders who vote in favor of the proposals.

Benefits and Detriments

     This transaction is beneficial to the Company because it will result in the Company: (1) not being subject to the Sarbanes Oxley Act; (2) not being subject to filing requirements of the 1934 Act; (3) saving the costs of being a public company; (4) reducing the number of shareholders and costs of mailing to a large number of shareholders. It will be detrimental to the Company because: (1) it will reduce the Company’s cash reserves to the extent they are used to redeem shares; and (2) it may make future financing, as to which there is no assurance, more difficult.

     The proposed transaction is beneficial to Mr. Gilbert because: (1) he will not be subject to potential liability under the Sarbanes Oxley Act; (2) will not be subject to the filing requirements of the 1934 Act; (3) his proportionate ownership of the Company will increase to the extent shares of the Company are deemed; and (4) his ownership of New Shares will be in a company that will not be subject to the costs and expenses of a public company subject to the Sarbanes Oxley Act. The proposed transaction is detrimental to Mr. Gilbert because: (1) the total book value of his shares will decrease as a result of the Company’s purchase of shares at the Share Price which is greater than the per share book value; and (2) a public market for the New Shares may not exist; (3) he will not have the opportunity to sell all of his shares to the Company at the Share Price and; (4) will not have the opportunity to exercise appraisal rights.

     The proposed transaction is beneficial to Jo Anne Gilbert because: (1) she will not be subject to the filing requirements of the 1934 Act; (2) her proportionate interest in the Company will increase to the extent shares of the Company are redeemed; and (3) her ownership of shares will be in a Company that will not be subject to the costs and expenses of a public company subject to the Sarbanes Oxley Act. The proposed transaction is detrimental to Jo Anne Gilbert because: (1) the total book value of her shares will decrease as a result of the Company’s purchase of shares at the Share Price which is greater than the per share book value; (2) a public market for the New Shares may not exist; (3) she will not have the opportunity to sell all of her shares to the Company at the Share Price; and (4) she will not have the right to exercise appraisal rights.

     The proposed transaction is beneficial to non-affiliates owning fewer than 5,000 Old Shares because: (1) the Share Price ahs been established by the Company at a 47% premium to the Fair Value of the shares; and (2) they may exercise appraisal rights. The proposed transaction is detrimental to non-affiliates owning fewer than 5,000 Old Shares because: (1) they do not have the option of continuing as a shareholder of the Company and thus participating in the benefits of the Company’s use of tax loss carry forwards and future profits, if any.

     The proposed transaction is beneficial to non-affiliates who own 5,000 or more Old Shares to the extent they receive New Shares because: (1) their proportionate ownership of the Company will increase to the extent shares of the Company owned by others are redeemed; (2) ownership of New Shares will be in a Company that will not be subject to the costs and expenses of a public company subject to the Sarbanes Oxley Act; and (3) they will be paid for fractional New Shares at a Share Price which is 47% premium to Fair Value. The proposed transaction is detrimental to non-affiliates to the extent they receive New Shares because: (1) the total book value of their New Shares will decrease as a result of the Company’s purchase of shares at the Share Price which is greater than the per share book value (2) a public market for the New Shares may not exist; and (3) the shareholders will not have the protections afforded by the Sarbanes Oxley Act and the 1934 Act. The proposed transaction is beneficial to non-affiliated shareholders owning 5,000 or more Old Shares to the extent their Old Shares are sold to the Company because: (1) they will be paid the Share Price of $0.10 per share for their Old Shares, which is a 47% premium to Fair Value; and (2) they may exercise Appraisal Rights. The proposed transaction is detrimental to non-affiliates who elect to sell their shares to the Company or exercise their appraisal rights because they will not benefit from the Company’s future use of tax loss carryforwards and future profits, if any.

GENERAL INFORMATION

Company

     The Company is InterWest Medical Corporation. It was incorporated in 1983 in Oklahoma. The address and telephone number of its principal executive offices are: 3221 Hulen Street, Suite C, Fort Worth, Texas 76107 and (817) 731-2743. It has 20,000,000 shares of its Common Stock, $.001 par value, outstanding as of January 14, 2005. It has paid no dividends during the past 2 years and none are expected to be paid in the near future. Arch B. Gilbert, Jo Anne Gilbert and Reche Canyon Convalescent Center, Inc. are also filing persons.

     It conducts its primary business through Reche Canyon Convalescent Center, Inc. (“Reche Canyon”), a wholly owned subsidiary. Mr. Gilbert is the sole director and officer of Reche Canyon. It operates a 156 bed skilled nursing facility in Colton, California. It has approximately 300 employees, and operates under the name of Reche Canyon Rehabilitation and Heath Care Center. Its patients have higher acuity than normal for nursing homes, its patients range in age from 14 to 101 years. The average length of stay in the facility is shorter than normal because of its emphasis on rehabilitation services. It offers diverse nursing, rehabilitative and therapeutic services, including programs for brain and spinal cord injuries, amputations, total hip and knee replacements, cerebrovascular accidents, neuromuscular disorders, multiple trauma care, pain alleviation program, paraplegic and quadriplegic care. Services also include respiratory and pulmonary management, oncology, wound care, IV therapies, including TPN, on site dialysis, blood transfusion, status post CABG, and other post surgical recovery. The therapy department provides both in-house and outpatient rehab services.

     The facility contracts with a number of hospitals and HMO’s for patient referral. The primary source of revenues comes from Kaiser Hospitals Corporation, who provided 59% of income for 2003, and the California Department of Heath that presently represents approximately 30% of revenues. The contract with Kaiser Hospitals Corporation is an all-inclusive contract under which the Company is paid a set per patient day fee, and under which the Company is required to provide therapy services and most pharmacy costs. The contracts with the other HMO’s, hospitals and California Department of Health provide for a set per patient day fee, plus costs of ancillary services such as therapy and pharmacy costs. The Company’s profit or loss in providing such services depends on its ability to provide them at cost less than fees received. At September 30, 2004, the Company’s total assets were $8,731,688, its total liabilities were $7,294,274, and its net worth was $1,437,414. For the 9 months ended September 30, 2004, the Company’s total revenues were $4,458,640, and net income was $227,298. For the years ended December 31, 2003 and December 31, 2002 and December 31, 2001, the Company’s net income (loss) was ($155,713), ($1,233,558) and ($822,941), respectively.

Directors and Executive Officers of the Registrant.

     (a) Identification of Directors:

     The directors of the Company are elected annually to serve until the next Annual Meeting and until their successors are elected and qualified. The Board presently consists of 1 member.

		Year First Became a
Name	Age	Director of Company	Position
Arch B. Gilbert	71	1983 (1)	President, Secretary, Treasurer & Director

     (1) Date of incorporation

     (b) Identification of Executive Officers:

Name	Position	Age

Arch B. Gilbert	President, Secretary, Treasurer	71

Officers serve at the discretion of the Board of Directors.

     Arch B. Gilbert received his B.A. and his L.L.B. Degrees from the University of Oklahoma in 1955 and 1957 respectively. He also received his L.L.M. degree from Southern Methodist University in 1963. Since August 1, 1979, Mr. Gilbert has been a member of the law firm of Arch B. Gilbert, A Professional Corporation. From February 1, 1962 to August 1, 1979, Mr. Gilbert was a member of the law firm of Brooks, Tarlton, Gilbert, Douglas & Kressler, Fort Worth, Texas.

     The Board of Directors did not hold any meetings in fiscal year 2003. All of the action taken by the directors was taken by written consent. The Company has not established an audit, nominating or compensation committee, or other committees performing similar functions because the Board consists of 1 member. The Company does not reimburse directors for attending meetings, but Directors are reimbursed for any reasonable expenses incurred by each director attending a meeting by the Board of Directors.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Act requires directors and officers of the Company and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of ownership and reports of changes of Common Stock. Directors, officers and more than 10% stockholders are required by SEC regulations to furnish the Company with copies of all 16(a) forms they file. Reche Canyon Convalescent Center, Inc. failed to file reports covering multiple transactions in a timely fashion and Mr. Gilbert failed to file a report covering one transaction in a timely fashion. Other than the foregoing, the Company is not aware of any failure on the part of any Reporting Persons to file reports required by Section 16(a).

Executive Compensation

     The following table sets forth the cash compensation received by the Company’s Chief Executive Officer during the fiscal years ended December 31, 2004, 2003 and 2002 as well as aggregate options granted for each fiscal year.

	Summary Compensation Table
	Annual Compensation

Name &				Securities
Principal Position	Years	Salary (1)	Bonus	Underlying Options
Arch B. Gilbert	2004	$-0-	None	1,500,000
Chairman, President,	2003	$-0-	None	1,500,000
Secretary, Treasurer	2002	$-0-	None	1,500,000

(1)	This does not include legal fees paid to law firm of the President or reimbursement to it of expenses. For the year 2003, Arch B. Gilbert, A Professional Corporation, whose sole shareholder is the President of the Company, was paid $82,500 for legal services rendered. No such legal fees have been paid in 2004. Likewise it does not include consulting fees of $36,000 annually paid to the wife of the Company’s President.

Option Grants

     In 1999, the Company granted its President options to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price of $0.15 per share. If the proposed reverse split is effectuated this option shall be converted automatically into an option to purchase 300 Shares of Common Stock, $5.00 par value, at a price of $750 per share.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock by:

*	each person who beneficially owns more than 5% of the Common Stock

*	each executive officer

*	each director and director nominee; and

*	all executive officers and directors as a group

The table shows the number of shares owned as of the Record Date and the percentage of outstanding Common Stock as of the Record Date. Except as indicated, and subject to community property laws when applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name and Address (1)	Number of Shares		Percent Owned
Arch B. Gilbert	7,153,247	(2)	35.7%
Jo Anne Gilbert	7,153,247	(3)	35.7%
Fort Worth, TX 76107
Dearen Living Trust	1,040,000		5.2%
Barbara N. Dearen, Trustee 6176 Haley Lane Ft. Worth, TX 76132
All Executive Officers	7,153,247	(2)	35.7%
And Directors as a Group (1 person)

(1)	The beneficial owner’s address is 3221 Hulen Street, Suite C, Fort Worth, Texas 76107, unless otherwise stated.

(2)	Includes 4,252,400 shares held by him directly, 444,000 shares owned by Arch B. Gilbert, A Professional Corporation that may be attributed to him, and 2,456,847 shares owned by his wife that may be attributed to him. Does not include 284,793 shares owned by Reche Canyon which Mr. Gilbert may vote as the sole director of Reche Canyon. Does not include 303,000 shares owned by Mr. & Mrs. Gilbert’s 2 adult daughters.

(3)	Includes 2,456,847 shares held by her directly, 4,252,400 shares owned directly by Mr. Gilbert and 444,000 shares owned Arch B. Gilbert, A Professional Corporation that may be attributed to her. Does not include 284,793 shares owned by Reche Canyon which Mr. Gilbert may vote as the sole director of Reche Canyon. Does not include 303,000 shares owned by Mr. & Mrs. Gilbert’s 2 adult daughters.

Certain Transactions

     The Registrant shares the offices of Arch B. Gilbert, consisting of approximately 1,400 square feet, for which it paid total rent in the year 2003 of $15,600 and $14,300 for 2004 to November 1, 2004. The Registrant also reimbursed Mr. Gilbert for 50% of his office and administrative expenses for the year ending December 31, 2003 and for direct out-of-pocket expenses incurred on behalf of the Company. The total amount of such reimbursement was $18,707 and for 2004 it was $12,503.47 to November 1, 2004.. For the year 2003, Arch B. Gilbert, A Professional Corporation, whose adult stockholder is the President of the Company, was paid $82,500 for legal services rendered. None have been paid in 2004.

     In 2004, Mr. Gilbert has performed legal services on behalf of the Registrant but has not submitted a bill for such services. There are no present plans, agreement or understandings in regard to any such legal services. Legal services performed by Mr. Gilbert on behalf of the Company are billed at his usual hourly rate.

     In 2003, Mr. Gilbert’s wife performed consulting services for the Company for which she received total cash compensation of $36,000. She has received $27,000 in 2004 to November 1, 2004.

     The Company is not informed as to whether payments made to Mr. Gilbert and his wife were on terms as favorable as the Registrant might have obtained from unaffiliated parties. On September 10, 2004, Mr. Gilbert surrendered to the Company 2,000,000 shares of the Company’s Common Stock in cancellation of a non-recourse promissory note in the principal amount of $160,000, which was executed in 1999. These shares were valued at $.15 per share after the Company considered the public market price at the time of $.20 per share, the illiquidity of the public market, and a discount for blockage and the fact that such shares were “unregistered” shares. The Company considered the price of $.15 per share to be reasonable based on these factors, but no assurance is given in this regard. The Company did not obtain an appraisal from an expert in regard to this transaction.

     There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record of beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

     During the last five (5) years no director or officer of the Company has:

a.	had any bankruptcy petition filed by or against any business of which such person was a general party or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;

c.	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.	been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

     Pursuant to the Reche Canyon Management Incentive Stock Plan, on January 13, 2005, Reche Canyon, registrant’s wholly owned subsidiary, sold an aggregate of 5,777,314 shares of the Company’s Common Stock, $0.001 par value, that Reche Canyon owned to the following persons, at a price of $0.068 per share. The price determined by reference to the Appraisal.

	Relationship		Total
Purchaser	To Reche Canyon	No. of Shares	Purchase Price
Mapamela Abrenio	Employee	294,117	$20,000.01
Earl Bonner	Employee	73,529	$4,999.72
Jerome Dejesus	Employee	294,117	$19,999.96
Sabina Del Rosario	Employee	441,176	$29,999.97
Fred Frank	Employee	1,900,000	$129,200.00
Jo Anne Gilbert	Consultant	2,450,847	$166,657.60
Dorothy Pipich	Employee	29,411	$1,999.95
Marites Smock	Employee	294,117	$19,999.96

	Total	5,777,314	$392,857.17

     Jo Anne Gilbert is Mr. Gilbert’s wife. The price of the shares was determined by reference to the Appraisal. No underwriter was involved, and there were no underwriting discounts or commission. Mr. Gilbert is the sole director of Reche Canyon, and he determined the awards. In making such awards, Mr. Gilbert considered carefully the recommendations of the manager of the nursing home operated by Reche Canyon and such manager’s determination of the financial positions of the purchasers, their ability to purchase such shares and to accept the investment risk of buying speculative securities. It is expected Reche Canyon will advance these funds to InterWest to be used in whole or in part to fund the purchases of InterWest shares in connection with the proposed stock split.

     There are no agreements, either oral or written, with any of the above described purchasers with the Company and any of the purchasers of stock as to the voting of such shares. Mrs. Gilbert has advised the Company that she expects to vote her shares in favor of all 3 proposals. If other purchasers of such stock owning at least 2,561,961 shares vote in favor of the proposals, of which there is no assurance, all proposals would be approved.

Market for Registrant’s Common Equity and Related Stockholders Matters.

     The Company’s Common Stock is traded in the national over the counter market and is listed on the bulletin board. The high and low sales price by quarters is listed below. The quotations for the Company’s stock are limited to 5,000 shares. The information was supplied by UBS Financial Services, Inc. from sources believed to be reliable, however, such firm did not guarantee their accuracy.

Period	Low Bid	High Bid
1st Quarter, 2002	$0.07	$0.10
2nd Quarter, 2002	$0.07	$0.10
3rd Quarter, 2002	$0.07	$0.095
4th Quarter, 2002	$0.05	$0.09
1st Quarter, 2003	$0.038	$0.06
2nd Quarter, 2003	$0.04	$0.085
3rd Quarter, 2003	$0.06	$0.10
4th Quarter, 2003	$0.035	$0.16
1st Quarter 2004	$0.09	$0.23
2nd Quarter 2004	$0.11	$0.18
3rd Quarter 2004	$0.12	$0.20

     In the past 2 years, Reche Canyon Convalescent Center, Inc., an affiliate of the Company, has purchased an aggregate of 7,500 shares of the Company’s stock, ranging in prices from $.11 to $.075 per share. The average purchase price for each quarter during that period is as follows:

owning at least 2,561,961 shares vote in favor of the proposals, of which there is no assurance, all proposals would be approved.

Period	Average Purchase Price	# of Shares Purchased
1st Quarter 2002	-0-	-0-
2nd Quarter 2002	$0.10	3,200
3rd Quarter 2002	-0-	-0-
4th Quarter 2002	$0.75	1,200
1st Quarter 2003	-0-	-0-
2nd Quarter 2003	-0-	-0-
3rd Quarter 2003	-0-	-0-
4th Quarter 2003	-0-	-0-
1st Quarter 2004	$0.05	1,000
2nd Quarter 2004	$0.08	1,500
3rd Quarter 2004	$0.083	600
4th Quarter 2004	-0-	-0-

     As of January 14, 2005 the approximate number of holders of Common Stock was 1,748. No cash dividends had been paid as of December 31, 2003, and the Company does not currently anticipate paying cash dividends in the foreseeable future.

Pro Forma Financial Information

Assuming the One for five thousand reverse stock split had occurred previously at the beginning of the periods shown below, net income, earnings per share and the ratio on earnings to fixed charges would have changed as follows:

Net income	No change
Earnings per share	as previously	Pro Forma
	Reported
Year ended December 31, 2004	($.01)	($48.92)
Nine months ended September 30, 2004	$.03	$154.70
Ratio on Earnings to Fixed Charges	No change

PROPOSAL NO.1 — DIRECTOR ELECTION PROPOSAL

     The Board of Directors of the Company presently consists of 1 member. Directors of the Company generally serve for a term of one year (until the next Annual Meeting of Shareholders) and until their successors are duly elected or appointed and qualified, or until their death, resignation or removal. The person nominated to hold office provided below is currently a member of the Board of Directors and has consented to serve if elected. Directors are elected by the plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

     Nominee for election at the meeting:

NAME	AGE	PRESENT POSITION WITH THE COMPANY
Arch B. Gilbert	71	Director, Chairman, President, Secretary and Treasurer

     THE COMPANY DOES NOT MAKE A RECOMMENDATION IN REGARD TO THIS PROPOSAL.

PROPOSAL NO. 2 — THE Plan To Terminate Registration

     A complete copy of The Plan To Terminate Registration is attached to this Information Statement, as Exhibit “A.” Please see if for a description of its terms. See “SPECIAL FACTORS” for a discussion of such plan.

     The adoption of The Plan To Terminate Registration requires the approval of a majority of the outstanding shares of stock. There is no minimum vote requirement for unaffiliated securities holders.

     THE COMPANY DOES NOT MAKE A RECOMMENDATION IN REGARD TO THIS PROPOSAL.

PROPSAL NO. 3 — AMENDMENT OF COMPANY’S ARTICLES OF INCORPORATION

     This proposal to amend the Company’s Articles of Incorporation is intended to give the Company the authority to file an Amendment changing the authorized Common Stock in order to accomplish a 1 for 5,000 share reverse split for the objective of reducing the number of shareholders to less than 500 in order that the Company may terminate its registration under the 1934 Act. See Exhibit “A” hereto which contains a description of the amendment and proposed authorized capital of the Company after the amendment.

     The reverse stock split will be effected simultaneously for all of the Old Shares and the exchange rate will be the same for all of the Old Shares. The number of shares of Old Common Stock issued and outstanding will be reduced following the filing of the Certificate of Amendment in accordance with the following formula: every 5,000 shares of Old Shares owned by a Shareholder will be converted into 1 share of New Shares. Fractional shares of New Shares will not be issued as a result of the reverse split. Shareholders that otherwise would be entitled to receive a fractional share of New Shares as a result of the reverse stock split will, instead, receive from the Company a cash payment in U.S. Dollars equal to the Share Value.

     The affirmative vote of the holders of a majority of all outstanding shares of the Company’s Common Stock entitled to vote on this proposal will be required for approval of the amendment. There is no minimum vote requirement for unaffiliated securities holders.

     THE COMPANY DOES NOT MAKE A RECOMMENDATION IN REGARD TO THIS PROPOSAL.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal which a Stockholder intends to present for consideration in action at the next Annual Meeting of Stockholders must be received in writing by the Company no later than August 31, 2005.

INDEPENDENT PUBLIC ACCOUNTANT FOR 2004

     The Board of Directors has appointed Weaver and Tidwell, independent certified public accountants, to examine and report on the Company’s financial statements for the fiscal year ending December 31, 2004. The firm has served as the Company’s independent accountants since the Company was organized. It is not expected that a representative of such firm will be in attendance at the Company’s Annual Meeting of Shareholders.

OTHER MATTERS

     The Company knows of no other matters to be brought before the Annual Meeting.

By Order of the Board of Directors Interwest Medical Corporation

By	/s/ Arch B. Gilbert

Arch B. Gilbert, Secretary

Selected Financial Data.

     The following table sets forth certain summary financial information concerning the Company.

	2003	2002	2001	2000	1999
Operating Revenues	$15,849,894	$13,489,084	$13,347,836	$12,349,695	$11,295,408
Net income (loss)	(155,713)	(1,233,558)	(822,941)	(2,512,242)	1,657,032
Total Assets	8,344,031	8,230,816	9,119,421	9,966,256	13,247,657
Long-term Debt	4,555,316	4,293,990	4,340,814	4,388,104	4,435,560
Earnings per common share	(0.01)	(0.08)	(0.05)	(0.16)	0.11
Cash dividends declared	0.00	0.00	0.00	0.00	0.00

Management’s Discussion and Analysis of
Financial Condition and Results of Operations.

     (a) Liquidity and Capital Resources:

     During the year 2001, the Company’s cash increased from $885,513 to $1,412,024. Accordingly, there was an increase in cash of $526,511. Additionally, the Company’s trading assets increased from $1,379,138 to $1,477,949, or an increase of $98,811. These increases were the result of operations and investment trading activities.

     During the year 2002, the Company’s cash decreased from $1,412,024 to $1,004,795. Accordingly, there was a decrease in cash of $407,229. This decrease was caused by losses from operations and purchases of property and equipment.

     During the year 2003, the Company’s cash decreased from $1,004,795 to $796,434. Accordingly, there was a decrease in cash of $208,361. Additionally, the Company’s trading assets increased from $186,606 to $355,252, or an increase of $168,646. These changes were the result of gains incurred in investment trading activities.

     The Company is not aware of any known trends or any known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in the registrant’s liquidity increasing or decreasing in any material way.

     In the Company’s view, its short-term liquidity and short-term capital resources will be sufficient to cover its cash needs up to 12 months into the future. The Company does not presently anticipate material capital expenditures. The Company does not have any significant balloon payments. The Company’s long-term debt consists of a mortgage loan bearing interest at the rate of 5% and is payable in monthly installments of $23,307. It is anticipated that these payments will be made from revenues received by the operation of the Company’s nursing home.

     (b) Results of Operations:

     From time to time the Company has invested a portion of its liquid funds in stocks which trade on an exchange or over the counter and such investments are referred to herein as trading assets.

     Operating profit for 2001 was $230,370, as compared to operating profit of $564,770 for 2000. The net loss decreased from ($2,512,242) to ($822,941) for the year 2001. The decrease in net loss in 2002 as compared to 2001 was the result of a reduction in investment trading losses.

     Operating profit for 2002 was $284,877, as compared to operating profit of $230,370 for 2001. The increase in operating income was attributable to an increase in revenues, as a result of an increase in the annual daily census of 2.1%. Net loss in 2002 was ($1,233,558), as compared to ($822,941) in 2001. The increase in loss was attributable to losses on securities.

     Operating profit for 2003 was $260,746, as compared to operating profit of $284,877 for 2002. Net loss decreased from ($1,233,558) for 2002 to ($155,713) for the year 2003. The decrease was the result of investment trading results and an increase in annual daily census from 140 to 145 and an increase of 10% in per patient day revenues.

     Total revenues for 2003 was $15,849,894 as compared to $13,489,084 in 2002. The increase in revenue was attributable to an increase in average daily census of 145 compared to 140 in 2002. The increase in revenues was more than offset by an increase in operating expenses attributable largely to an increase of labor costs resulting from increased staff and higher wage levels. Operating profit for 2003 was $260,746, as compared to operating profit of $284,877 for 2002. In 2003 the Company realized a loss on refinancing of ($349,320) as a result of refinancing the facility. In 2003, the Company realized $164,669 gains on the sale of securities as compared to a loss on securities of ($1,233,736) in 2002. As a result, net loss in 2003 was ($155,713) as compared to net loss of ($1,233,558) in 2002.

     The Company has a contract with Kaiser Foundation Hospitals that expires July, 2006 for the nursing care of Kaiser’s patients. In 2003, this contract provided 59% of the Company’s revenues. The Company has no other material contracts. This contract has favorably impacted the Company’s operations because patients under this contract have replaced patients from other lower revenue sources. The Company’s operations would be negatively impacted upon the loss of this contract in the event it is not renewed upon its expiration.

     The Company has no planning and has no economist on staff. Its operations are limited to one nursing home and, therefore, it has not had a broad range of experience from an industry standpoint. From its limited operations, the Company is of the view that as the country’s population continues to age the need for nursing services will increase, particularly for care of patients with higher acuity. The industry appears to be mature and competition is expected to remain at a high level. Increased pressure on rates is expected to come from efforts of both government and industry. Employee costs and cost of workers compensation premiums are expected to increase. Patient litigation has increased recently and is expected to continue to increase in the future.

     The following is a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	2003	2003	2003	2003
Fiscal 2003 Quarters:
Revenues	3,581,669	3,863,699	4,262,903	4,141,623
Gross Profit	(178,250)	302,733	313,804	(177,541)
New Income (loss)	(259,059)	296,462	(61,593)	(131,523)
Basic and diluted earnings per share	(0.02)	0.02	0.00	(0.02)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	2002	2002	2002	2002
Fiscal 2002 Quarters:
Revenues	3,134,880	3,352,705	3,435,634	3,565,865
Gross Profit	160,866	116,934	129,439	(122,362)
New Income (loss)	86,482	(537,936)	(614,040)	(168,064)
Basic and diluted earnings per share	0.01	(0.03)	(0.04)	(0.02)

Effects of Inflation:

     The Company is of the view that inflation did not affect its operations in 2003 and should not in 2004

     Operating profit for 2002 was $284,877, as compared to operating profit of $230,370 for 2001. The increase in operating income was attributable to an increase in revenues. Net loss in 2002 was ($1,233,558), as compared to ($822,941) in 2001. The increase in loss was attributable to losses on securities.

     Operating profit for 2003 was $260,746, as compared to operating profit of $284,877 for 2002. Net loss decreased from ($1,233,558) for 2002 to ($155,713) for the year 2003. The decrease was the result of investment trading results.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders

InterWest Medical Corporation

We have audited the accompanying consolidated balance sheets of InterWest Medical Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2003. Our audits also included the financial statement schedule II for each of the years in the three year period ended December 31, 2003. These consolidated financial statements and the financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InterWest Medical Corporation and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule II when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

WEAVER AND TIDWELL, L.L.P.
Fort Worth, Texas
March 19, 2004

(1 of 2)

INTERWEST MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
CURRENT ASSETS
Cash, including interest bearing accounts, 2003 $555,443; 2002 $730,748	$796,434	$1,004,795
Accounts receivable — trade, net of allowance for doubtful accounts, 2003 $452,000; 2002 $110,033	3,655,364	2,783,978
Investments — trading	355,252	186,606
Prepaid expenses and other receivables	75,933	530,505

Total current assets	4,882,983	4,505,884
PROPERTY AND EQUIPMENT, at cost
Land	294,354	294,354
Buildings and improvements	4,147,464	3,960,924
Equipment and furniture	1,240,906	1,389,927
Oil and gas properties (successful efforts method of accounting)	170,489	170,489

	5,853,213	5,815,694
Less accumulated depreciation and depletion	2,723,936	2,480,107

	3,129,277	3,335,587
OTHER ASSETS
Cash escrow accounts	253,202	40,025
Deferred financing costs, net	78,569	349,320

	331,771	389,345

TOTAL ASSETS	$8,344,031	$8,230,816

     The Notes to Consolidated Financial Statements are an integral part of these statements.

(2 of 2)

INTERWEST MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

	2003	2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$50,539	$50,898
Accounts payable	2,022,066	2,077,100
Accrued salaries	708,786	645,766

Total current liabilities	2,781,391	2,773,764
LONG-TERM DEBT	4,555,316	4,293,990

Total liabilities	7,336,707	7,067,754
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001, authorized 50,000,000 shares; issued 22,000,000 shares	22,000	22,000
Additional paid-in capital	5,096,745	5,096,745
Retained earnings (deficit)	(3,059,187)	(2,903,474)

	2,059,558	2,215,271
Less cost of shares held in the treasury, 2003 - 6,084,539 shares; 2002 - 6,084,289 shares	892,234	892,209
Notes receivable — officer	160,000	160,000

	1,007,324	1,163,062

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,344,031	$8,230,816

     The Notes to Consolidated Financial Statements are an integral part of these statements.

INTERWEST MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
REVENUES
Patient service revenue	$15,804,213	$13,435,829	$13,284,809
Other revenue	45,681	53,255	63,027

Total revenue	15,849,894	13,489,084	13,347,836
COSTS AND EXPENSES
Professional care of patients	9,402,039	8,010,399	7,775,638
General services	2,988,107	2,617,876	2,436,208
Administrative services	2,906,192	2,246,550	2,621,360
Other costs	15,791	37,000	16,782
Depreciation, depletion and amortization	277,019	292,382	267,478

	260,746	284,877	230,370
OTHER INCOME (EXPENSES)
Gain (loss) on sale of securities	164,669	(1,233,736)	(690,316)
Loss on refinancing	(349,320)	—	—
Interest income	13,747	34,174	64,407
Interest expense	(245,555)	(329,864)	(352,209)

Income (loss) before taxes on income	(155,713)	(1,244,549)	(747,748)
Provision (benefit) for income taxes	—	(10,991)	75,193

Net income (loss)	($155,713)	($1,233,558)	($822,941)

Weighted averages shares outstanding	15,914,192	15,918,773	15,929,353

Earnings per common share — basic and diluted	($0.01)	($0.08)	($0.05)

     The Notes to Consolidated Financial Statements are an integral part of these statements.

INTERWEST MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Common Stock		Additional	Retained
	Number of	Par	Paid-in	Earnings	Treasury	Note
	Shares	Value	Capital	(Deficit)	Stock	Receivable
BALANCE,
December 31, 2000	22,000,000	$22,000	$5,096,745	($846,975)	($889,989)	($160,000)
Net loss	—	—	—	(822,941)	—	—
Purchase of 5,500 shares of common stock	—	—	—	—	(550)	—

BALANCE,
December 31, 2001	22,000,000	22,000	5,096,745	(1,669,916)	(890,539)	(160,000)
Net loss	—	—	—	(1,233,558)	—	—
Purchase of 8,900 shares of common stock	—	—	—	—	(1,670)	—

BALANCE,
December 31, 2002	22,000,000	22,000	5,096,745	(2,903,474)	(892,209)	(160,000)
Net Loss	—	—	—	(155,713)	—	—
Purchase of 250 shares of common stock	—	—	—	—	(25)	—

BALANCE,
December 31, 2003	22,000,000	$22,000	$5,096,745	($3,059,187)	($892,234)	($160,000)

     The Notes to Consolidated Financial Statements are an integral part of these statements.

INTERWEST MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers/patients	$14,978,508	$13,064,210	$13,474,485
Interest received	13,747	34,174	62,955
Cash paid to suppliers and employees	(14,869,775)	(12,992,557)	(12,735,386)
Investments — net	(3,977)	51,252	(789,127)
Interest paid	(225,351)	(303,161)	(352,209)
Income taxes paid (refunded)	—	15,632	1,028,429

Net cash provided by (used in) operating activities	(106,848)	(130,450)	689,147
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(69,826)	(240,457)	(150,925)
Proceeds from sale of assets	—	20,701	—
Mortgage escrow deposits, net	(21,477)	(12,137)	32,777

Net cash used in investing activities	(91,303)	(231,893)	(118,148)
CASH FLOWS FROM FINANCING ACTIVITIES
Loan proceeds	73,665	—	—
Payments on debt	(83,850)	(43,216)	(43,938)
Purchase of treasury stock	(25)	(1,670)	(550)

Net cash used in financing activities	(10,210)	(44,886)	(44,488)

Net increase (decrease) in cash	(208,361)	(407,229)	526,511
CASH, beginning of period	1,004,795	1,412,024	885,513

CASH, end of period	$796,434	$1,004,795	$1,412,024

     The Notes to Consolidated Financial Statements are an integral part of these statements.

INTERWEST MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	($155,713)	($1,233,558)	($822,941)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
(Gain) loss on securities	(164,669)	1,233,736	690,316
Depreciation and amortization	277,019	292,382	267,478
Loss on refinancing	349,320	—	—
Deferred taxes	—	—	209,527
Changes in assets and liabilities
Accounts receivable	(871,386)	(424,874)	126,649
Prepaid expenses and other receivables	454,572	(443,868)	(1,542)
Trading securities	(3,977)	51,252	(789,127)
Accounts payable	(55,034)	340,700	175,016
Accrued liabilities	63,020	49,139	(58,872)
Income taxes payable (receivable)	—	4,641	894,095
Other	—	—	(1,452)

Net cash provided by (used in) operating activities	($106,848)	($130,450)	$689,147

NON-CASH INVESTING AND FINANCING ACTIVITIES

In 2003, the Company refinanced it’s mortgage on its healthcare facility, of which $191,700 of escrow deposits and $79,452 of loan costs were financed as part of the refinancing.

     The Notes to Consolidated Financial Statements are an integral part of these statements.

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

The accounting policy relative to property and equipment is shown on the accompanying balance sheets. Other significant accounting policies are as follows:

Basis of Presentation

The consolidated financial statements include the accounts of InterWest Medical Corporation and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Depreciation

Depreciation of long-term health care property and equipment is provided principally on the straight-line method over the estimated useful lives of the depreciable assets. Estimated useful lives of depreciable assets are as follows:

Buildings and improvements	31 years
Equipment and furniture	7 years

Investments in Securities

The Company’s investments in securities are classified as follows:

Trading Securities - Investments in debt and equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

Securities to be Held to Maturity - Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

Securities Available for Sale - Securities available for sale consist of its debt and equity securities not classified as trading securities nor as securities to be held to maturity.

Unrealized holding gains and losses on securities available for sale are reported as a net amount in accumulated other comprehensive income in stockholders’ equity until realized.

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES – continued

Investments in Securities — continued

Gains and losses on the sale of securities available for sale are determined using the specific identification method.

Oil and Gas Property and Equipment

The Company utilizes the “successful efforts” method of accounting for costs incurred in the exploration and development of oil and gas properties. Accordingly, costs incurred in the acquisition and exploratory drilling of oil and gas properties are accumulated and subsequently either expensed, if the properties are determined not to have proved reserves or capitalized as a depletable asset if proved reserves are discovered. Costs of drilling development wells are capitalized. Geological, geophysical and carrying costs are charged to expenses as incurred. Acquisition costs relating to producing oil and gas properties are amortized on a prospect by prospect basis using the units-of-production method based on engineers’ estimates of proven oil and gas reserves. Depletion and depreciation of producing oil and gas properties (other than acquisition costs) are amortized by prospect using the units-of-production method based on estimated proved developed reserves. The Company is not pursuing oil and gas exploration activities and the remaining costs in oil and gas activities are fully depleted.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Financial Instruments

Financial instruments of the Company consist of cash, accounts receivable, investments and debt. Recorded values of cash and accounts receivable approximate fair values due to the short maturities of the instruments. For information on the fair value of investments, see Note 2. The fair value of debt is estimated at its carrying value at December 31, 2003 and 2002, based upon current interest rates of similar debt which approximates the Company’s mortgage interest rate.

Revenue

The Company operates an acute care facility in Colton, California.

Patient service revenue is reported at the estimated net realizable amounts from patients, third-party payers, and others as services are rendered and net realizable values are determined based upon preapproved rates or negotiated contracts. The Company derives a significant portion of its revenues from third party payers (health maintenance organizations, Medicare and Medi-Cal). Approximately 59% of 2003 revenue and 53% of 2002 revenue was derived from a contract with one health maintenance organization.

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES – continued

Revenue – continued

Revenue under third-party payer agreements is subject to audit and retroactive adjustment. Provisions for estimated third-party payer settlements are provided in the period the related services are rendered. Differences between the estimated amounts accrued and interim and final settlements are reported in operations in the year of settlement. For 2002 and 2003, final settlements with third-party providers were immaterial.

Income Taxes

The Company provides for deferred taxes resulting from temporary differences between the basis of assets and liabilities for financial and tax reporting purposes. Such differences result principally from the use of the direct write-off method for bad debts for tax reporting purposes and unrealized losses on investment securities.

Earnings Per Common Share

Dilutive earnings per share have not been presented since the inclusion of potential common stock would be antidilutive.

Amortization

Costs of obtaining financing are amortized over the term of the financing.

Credit Risk

The Company regularly maintains cash in bank deposit and brokerage accounts which exceed FDIC/SPIC insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Stock-based Compensation

The Company recognizes compensation costs for stock-based compensation plans based on the difference, if any, between the quoted market price of the stock and the amount an employee must pay to acquire the stock. The dates that quoted market prices are determined may vary depending on whether the terms of an award are fixed or variable.

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES – continued

Stock-based Compensation – continued

The Financial Accounting Standards Board has issued Statement No. 123 establishing a fair value based method of accounting for stock-based compensation plans. As permitted under Statement No. 123, the Company does not intend to adopt the recognition or accounting requirements of the statement.

NOTE 2. INVESTMENT SECURITIES

Investment securities consist entirely of equity securities.

Included in gain (loss) on sale of investments for 2003 is $343,839 of unrealized gain on trading securities held at year end. In 2002 and 2001; $521,182 and $418,728, respectively, of unrealized loss on trading securities was held at year end.

NOTE 3. CAPITAL STOCK

The Company has adopted a Stock Option Plan which provides for the granting of options to officers and other key employees for the purchase of common stock of the Company.

The Plan reserves 1,500,000 shares of common stock for the granting of such options. Options are subjected to adjustment upon any change in the capital structure of the Company such as a stock dividend, stock split or other similar events.

Options may be granted at not less than 100% of the fair market value of the Company stock at the date of grant, and are exercisable during a term of ten years from the date of grant at any time in whole or in part, and are subject to continued employment and other conditions as set forth in the option agreement.

Options are exercisable only by the participants and are not assignable during their lifetime and must be exercised within one year of the death of the participant by his legal representatives.

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. CAPITAL STOCK – continued

A summary of the status of the Company’s stock options for 2003, 2002 and 2001 is as follows:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	(000)	Price	(000)	Price	(000)	Price
Outstanding, beginning	1,500	.15	1,500	$.15	1,500	$.15
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding, ending	1,500	.15	1,500	$.15	1,500	$.15

Options exercisable at year end	1,500	$.15	1,500	$.15	1,500	$.15

Weighted average fair value of options granted during the year		$—		$—		$—

At December 31, 2003, the 1,500,000 options have an exercise price of $0.15 per share and a weighted average remaining contractual life of 6.25 years.

NOTE 4. RELATED PARTY TRANSACTIONS

During the years ended December 31, 2003, 2002 and 2001, Arch B. Gilbert, a Professional Corporation, whose sole stockholder is president of the Company, was paid $82,500, $193,163 and $225,326, respectively, for legal services rendered.

During the years ended December 31, 2003, 2002 and 2001, the above corporation was reimbursed $34,307, $26,547 and $50,273, respectively, for expenses incurred on behalf of the Company.

During 2003, 2002 and 2001, the wife of the Company’s president performed consulting services for the Company for which she received annual compensation of $36,000.

The Company has a note receivable from its president. The note bears interest at 6% annually and principal is due at maturity, April 1, 2004. Interest accrued on the note was $9,600 annually in 2003, 2002 and 2001.

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. FEDERAL INCOME TAXES

The Company’s tax provision (benefit) for 2003, 2002 and 2001 consists of the following:

	2003		2002	2001
Current expense (benefit)	$	(—)	$(10,991)	$(134,334)
Deferred taxes		—	—	—
Re-evaluation of valuation allowance on beginning temporary differences		—	—	209,527

	$	(—)	$(10,991)	$75,193

The 2003, 2002 and 2001 tax provision (benefit) differs from the amount calculated by applying statutory tax rates to pre-tax income as follows:

	2003		2002	2001
Tax at statutory rates		$(52,942)	$(423,147)	$(254,234)
Re-evaluation of valuation allowance on beginning temporary differences		—	—	209,527
Losses not providing benefits		52,908	412,112	119,855
Other		34	44	45

	$	(—)	$(10,991)	$75,193

All income (loss) since inception relates to domestic activity.

The tax effects of temporary differences at December 31, 2003 and 2002 that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	2003	2002
Deferred tax assets Unrealized loss on marketable securities	$60,296	$177,202
Expense deduction in future periods	153,680	37,411
Capital loss carryforward	875,302	831,552
Other carryforwards	31,398	—

	1,120,676	1,046,165
Deferred tax liabilities
Depreciation and depletion	(79,615)	(115,476)
Valuation allowance	(1,041,061)	(930,689)

Deferred tax asset (liabilities), net	$—	$—

During 2003, the valuation allowance increased $110,372. The valuation allowance increased $399,645 in 2002.

The Company has a capital loss carryforward of approximately $2,574,000, ultimately expiring in 2008, and a net operating loss carryforward of approximately $85,000 due to expire in 2021.

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. LONG-TERM DEBT

Long-term debt consisted of the following at December 31:

	2003	2002
Mortgage loan for financing of a nursing home constructed in Colton, California. The mortgage loan bears interest at 5%, is due in monthly installments of $23,307 (principal and interest), matures in September, 2038 and is secured by real estate	$4,605,855	$4,344,888
Less current maturities	50,539	50,898

	$4,555,316	$4,293,990

Aggregate maturities of long-term debt for each of the succeeding five years and thereafter is as follows:

2004	$50,539
2005	53,125
2006	55,842
2007	58,699
2008	61,703
Thereafter	4,325,947

$4,605,855

NOTE 7. CONTINGENCIES

The Company is involved in litigation pertaining to its long-term health care operations. It is the Company’s opinion that any loss incurred would be adequately covered by insurance and the ultimate liability, if any, should not have a material adverse effect on the Company’s consolidated financial position.

NOTE 8 EMPLOYEES RETIREMENT PLAN

The Company has a retirement plan covering substantially all of its employees. Contributions to the plan in 2003, 2002 and 2001 totaled $55,301, $61,144, and $79,518, respectively.

INTERWEST MEDICAL CORPORATION
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B	Column C		Column E	Column F
		Additions
		Charged
	Balance at	to Costs	Charged
	Beginning	and	to Other		Balance at
	of Period	Expenses	Accounts	Deductions	End of Period
Allowance for doubtful accounts
Year ended December 31, 2001	$52,932	$129,127	$—	$7,864	$174,195

Year ended December 31, 2002	$174,195	$88,513	$—	$152,675	$110,033

Year ended December 31, 2003	$110,033	$390,360	$—	$48,393	$452,000

Exhibit “A”

Plan To Terminate Registration
Under The Securities Exchange
Act of 1934 (“Plan To Terminate Registration”)

     It is advisable that the Company promptly terminate its registration under The Securities Exchange Act of 1934 (“1934 Act”). It is, therefore, resolved that the Company shall promptly take the following action:

1. The Company shall promptly file with The Securities Exchange Commission (“SEC”) a Form 8-K disclosing the action of the Board of Directors in regard with this Plan to Terminate Registration.

2. The Company shall promptly set the Annual Meeting of Shareholders and propose that the Shareholders ratify, approve and adopt this Plan to Terminate Registration as described herein.

3. If the Shareholders adopt this Plan To Terminate Registration:

(a) The Company shall promptly file a Form 8-K disclosing the action of the Shareholders with the Securities and Exchange Commission.

(b) The Company shall notify the shareholders by mail within 10 days of the Annual Meeting as to the results of the shareholders meeting.

(c) The Company shall voluntarily grant all nonaffiliated shareholders appraisal rights under Oklahoma corporate law.

(d) The Company shall file with the Oklahoma Secretary of State a Certificate of Amendment amending its Articles of Incorporation by changing the par value of the Company’s Common Stock from $.001 par value per share to $5.00 par value per share, and shall reverse split its Common Stock on the basis of 1 share of Common Stock, $5.00 par value, for each 5,000 shares of Common Stock, $.001 par value. The number of authorized shares shall be reduced from 50,000,000 shares, $.001 par value each, to 10,000 of Common Stock, $5.00 par value each. The date of such filing is referred to as the Effective Date.

(e) The Company and its officers are authorized to execute and file a Certificate of Amendment in order to amend Article Four of the Company’s Articles of Incorporation in order that it will read in full as follows:

“ARTICLE FOUR

The aggregate number of shares which the Corporation shall have Authority to allot is 10,000, divided into one class. The designation of class, the number of shares and the par value of the shares are as follows:

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Class	Number of Shares	Par Value
Common	10,000	$5.00
	Total	$50,000

Each share of Common Stock issued and outstanding, shall be entitled to one vote on all matters. Dividends shall be declared and paid only out of funds Legally available therefor. Shares of such stock may be issued for such Consideration and for such corporate purposes as the Board of Directors may from time to time determine. Cumulative voting shall be denied.”

(f) The Company’s outstanding Common Stock, $.001 par value, (“Old Shares”), shall be converted into whole shares of Common Stock, $5.00 par value upon the filing of the Certificate of Amendment. No fractional shares of Common Stock, $5.00 par value, shall be issued as a result of such reverse split. Any resulting fractional shares shall be cancelled and the Shareholders shall be reimbursed in cash on the basis of $0.10 per share of Old Shares. All Shareholder rights will terminate automatically upon the filing of the Certificate of Amendment in regard to those shares of outstanding Common Stock $.001 par value, that are not converted into whole shares of Common Stock $5.00 par value.

(g) Shareholders beneficially owning fewer than 5,00 shares of Old Shares will have no further stock ownership in the Company and the Company will pay them $0.10 per share of Old Shares upon receiving such Old Share stock certificates properly endorsed.

(h) Upon filing the Certificate of Amendment with the Oklahoma Secretary of State, the Company shall notify the Shareholders of this fact and shall request the Shareholders to forward their stock certificates representing Common Stock, $.001 par value, (“Old Stock Certificates”) to the Company, properly endorsed, with signatures guaranteed by a medallion guarantee.

(i) The Company shall pay each non-affiliated shareholder on the basis of $0.10 per share of Old Shares if such shareholder elects to sell all of his shares to the Company. Such payment will be made to the non-affiliated shareholder promptly after the Company receives the certificate representing the shareholder’s Old Shares, properly endorsed.

(j) The Company shall promptly terminate the authority of the American Stock Transfer and Trust Company to act as transfer agent as of the Effective Date, and the Company shall assume such responsibilities as of the Effective Date.

(k) Upon receiving such Old Stock Certificates properly endorsed, the Company will promptly issue to each shareholder a certificate representing the whole number of shares of Common Stock, $5.00 par value (“New Stock Certificate”), each shareholder is entitled to receive and/or payment in cash for such shares of Common Stock, $.001 par value, as are not converted into whole shares of Common Stock, $5.00 par value, and are, therefore, cancelled. No New Stock Certificates shall be issued and no payments in cash shall be made

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to any shareholder for fractional shares until the Old Stock Certificates are received by the Company properly endorsed from said shareholder.

(l) The Company shall promptly file Form 15 under the 1934 Act with the Securities Exchange Commission if it has fewer than 500 shareholders and take further action and execute such documents as may be necessary or proper to terminate registration under the 1934 Act and to carry out the purposes and intent of this Plan to Terminate Registration.

(m) The Company will promptly notify the market makers of the Company’s stock and the Transfer Agent of such amendment, reverse split and imminent termination of registration under the 1934 Act.

Exhibit “B”

APPRAISAL RIGHTS

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Sections 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

2.	a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1)	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2)	held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b.	In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3.	Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Sections 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a.	shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

b.	shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c.	cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d.	any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4.	In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C.	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including these set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D.	Appraisal rights shall be perfected as follows:

1.	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder: A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) lays after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2.	If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares or the class or series of stock of the constituent corporation, and shall include in such notice a copy of this section; provided, if the notice is given on or after the effective date of the merger or consolidation, the notice shall be given by the surviving or resulting corporation to all the holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or restarting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a.	each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation,

or

b.	the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided; if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E:	Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F.	Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G.	At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H.	After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

by any shareholder entitled to participate in the appraisal proceeding; the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I.	The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J.	The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K.	From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L.	The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INTERWEST MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Laws 1986, c:. 292, § 91, eff. Nov. 1, 1986; Laws 1987, c. 146, § 7, operative Nov.. 1, 1987; Laws 1988, c. 323, § 19, eff. Nov. 1, 1988; Laws 1990, c. 328, § 6, eff.,Sept. 1; 1990; Laws 1998, c. 422, § 21, eff. Nov. 1, 1998.